Exhibit (c)(6)

Preliminary Draft Subject to Change Discussion Materials Prepared for The Conflicts Committee of the Board of Directors of American Midstream GP, LLC Debt Considerations January 21, 2019Preliminary Draft Subject to Change These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee of the Board of Directors of American Midstream GP, LLC (the “Conflicts Committee”), the general partner of American Midstream Partners, L.P., to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared for the benefit and internal use of the Conflicts Committee. These materials were compiled on a confidential basis for use by the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Preliminary Draft
Subject to Change

Debt Considerations

Debt Capitalization Summary and Commentary

($ in millions, unless otherwise noted)

Current Capitalization[1]

Description	PF 12/31/18E Face	x2018E	Market	x2018E	Interest	Coupon	Maturity	CFR / CCR B2 / B	Next Call Date / Price	As of 1/17/2019 Price	YTW
Cash & Marketable Securities	$0		$0								
Revolving Credit Facility ($700mm) due 2019	517		517		35	L + 400	Sep-19 (1)	NR / NR	n.a	n.a.	n.a.
3.77% Senior Secured Notes due 2031 (non-recourse)	58		58		2	3.77%	Dec-31	NR / NR	n.a	n.a.	n.a.
3.97% Senior Secured Notes due 2032 (non-recourse)	30		30		1	3.97%	Dec-32	NR / NR	n.a	n.a.	n.a.
Total Secured Debt	**$605**	**3.7x**	**$605**	**3.7x**	**$38**						
Net Secured Debt	*605*	*3.7x*	*605*	*3.7x*							
8.50% Senior Notes due 2021	425		395		36	8.50%	Dec-21	Caa1 / B	Dec-19 / 102.125	93	(2) 12.44%
Total Debt	**$1,030**	**6.3x**	**$1,000**	**6.2x**	**$74**						
Net Debt	*1,030*	*6.3x*	*1,000*	*6.2x*							
Preferred Equity	317		317								
Market Value of Equity[2]	215		215								
Total Capitalization	**$1,562**		**$1,533**								
Non-controlling Interests	14		14								
Total Enterprise Value	**$1,576**	**9.7x**	**$1,547**	**9.5x**							

Memo:

FY 2018E Covenant EBITDA	$162

Covenants[3]:	Current	(3) Test	% Cushion
Total Secured Leverage	3.19x	3.75x	18%
Total Consolidated Leverage	5.81x	6.25x	8%
Net Interest Coverage	2.14x	1.75x	(18%)

Observations

1. The revolver maturity needs to be extended before the Partnership files its 10-K (which is due April 1, 2019); a "going concern" qualification in the audit opinion would result in a default under the credit agreement
2. After hovering close to par in September 2018, the bonds have steadily traded down; the current yield is at a ~10% spread to a similarly tenored US Treasury
3. Covenant Step Ups/Downs:
   - Senior Secured Leverage Covenant steps down to 3.50x at the end of Q2 2019
   - Total Leverage Covenant steps up to 6.50x at the end of Q1 2019 and 5.75x at the end of Q2 2019
   - Minimum Interest Coverage Covenant steps down to 1.50x at the end of Q2 2019

Liquidity

Revolver Commitments	$700
(-) Borrowings	(517)
(-) Letters of Credit	(39)
Credit Facility Availability	**$144**
(+) Total Cash	-
Total Liquidity	**$144**

Source: Company provided documents, FactSet, Moody's, S&P, Bloomberg
Note: Market data as of January 17, 2019
1. Pro forma for sale of refined products terminals to Sunoco, LP and assumes cash proceeds used to repay revolving credit facility
2. As of January 11, 2019 and includes approximately 980,889 general partner units
3. Excludes $88mm of non-recourse debt

EVERCORE 1 AMID

Preliminary Draft
Subject to Change

Debt Considerations

Summary of Relevant Indenture Limitations – To be reviewed and discussed with Financing Counsel

	Basket	Amount	Notes
Senior Notes	Debt	$900mm	Credit Facilities basket up to the greater of (i) $900mm or (ii) $500mm plus 30% of Consolidated Net Tangible Assets ("CNTA") Total Assets as of 9/30/18 $1,835 (−) Current Liabilities (784) (−) Intangible Assets (137) CNTA $914 (x) 30% 30% 30% of CNTA $274 (+) $500mm 500 (i) $500mm + 30% CNTA $774 or (ii) $900mm 900 **Credit Facility Basket $900** Credit Facility Basket $900 Less: Revolver Commitments (700) (1) **Current Availability $200**
		$75mm	General debt basket up to the greater of (i) $75mm or (ii) 5% of CNTA
	Liens	$900mm	Liens securing any credit facility
		(2) $75mm	General liens basket up to greater of (i) $75mm and (ii) 5% of CNTA CNTA $914 (x) 5% 5% (i) 5% of CNTA $46 or (ii) $75mm $75 **General Liens Basket $75**

Observations

1. (a) $200mm of secured debt capacity under the Credit Facilities ("Credit Facilities" can include loans or bonds) basket to have full access to the current $700mm Revolver; capacity to increase if revolver is downsized in connection with an extension

   (b) $88mm of non-recourse notes issued before unsecured notes do not reduce credit facility basket
2. Ability to use general debt and liens basket alongside the credit facilities basket for new secured debt would need to be explored with Financing Counsel

Note: Amending the debt/liens covenant to allow for additional secured debt capacity requires consent of a majority of holders

EVERCORE 2 AMID

Preliminary Draft Subject to Change

Debt Considerations

Illustrative 2L Terms

($ in millions, unless otherwise noted)

If asset sale plans face execution difficulties, the Partnership can explore raising new 2L debt to pay down banks, incentivize a tenor extension and buy more time to complete divestitures

Raise New 2L Debt to Provide Banks with Paydown

Description

- Raise $[300-400]mm of new 2L Notes ("2L Notes") to pay down revolver; sized to max out credit facilities basket in indenture at reduced revolver size (i.e., pro forma revolver of $[500-600]mm)
- Paydown and commitment reduction provided to banks in exchange for 3-4 year maturity extension with springing maturity in Sept 2021 (ahead of $425mm Dec-2021 unsecured bond maturity)
- Structure flexibility to issue additional 2L Notes to refinance the existing unsecured bonds once asset sales are complete (i.e., incurrence test subject to an agreed-upon secured leverage ratio)
  - Plan to use both (a) divestiture proceeds and (b) additional 2L Notes to address unsecured bond maturity
- Illustrative cost in the 10-12% area for 5 year NC-2, subject to status quo operating performance and cooperation of the credit markets
  - Existing unsecured bonds trade at ~12.5%
  - Factors in "seniority discount" and new issue premium
  - Can explore executing as a private loan if bond market is not cooperative
  - Can explore raising a portion of capital need as a 1st Lien TLB or Secured Notes to blend down cost, but banks likely to resist collateral dilution

Benefits

- ✓ Large paydown should provide banks with sufficient incentive to provide a material tenor extension (subject to springing maturity)
- ✓ Provides additional time to execute asset sales
- ✓ Uses flexibility in the existing bond indenture to issue junior lien debt at more reasonable cost than new unsecured debt or preferred equity

Considerations

- ✗ Provides short-term solution; need to complete asset sales to address $425mm Dec-2021 unsecured bond maturity
- ✗ Call protection on new debt
- ✗ New 2L investors likely to push for springing maturity before bond maturity (~Sep 2021), which may affect revolver springing maturity date
- ✗ Q3'18 financials go stale on April 1, 2019; investors will require "flash" numbers, an update on Q4 and FY 2018, and an update on divestiture plans – *to discuss with counsel*

Pro Forma Maturity Schedule



New 2L Issuance Window
$700
Existing Revolver
Banks will require springing maturity ahead of existing notes; new 2L investors may push for springer as well
New revolver maturity in 2022 or 2023
Existing Notes
$425
New 2L Notes
[$350]
Q1
Q2
Q3
Q4
2019
Q1
Q2
Q3
Q4
2021
2022
2023
2024

EVERCORE 3 AMID

Preliminary Draft Subject to Change

Debt Considerations

Revolver Lenders & Senior Notes Holders

($ in millions, unless otherwise noted)

Revolver Commitments[1]

Commitment	Amount	% of Total	Cum. %
BAML	$49	7%	7%
Wells Fargo	47	7%	14%
BMO	44	6%	20%
ABN AMRO	44	6%	26%
Capital One	44	6%	32%
Natixis	44	6%	39%
SunTrust Bank	44	6%	45%
Barclays	44	6%	51%
Top 50% Lenders	**$359**	**51%**	**51%**
BNP	44	6%	58%
Citi	44	6%	64%
RBC	44	6%	70%
Santander	39	6%	76%
Deutsche Bank	38	5%	81%
Compass	33	5%	86%
Comerica	30	4%	90%
Cadence	26	4%	94%
UBS	19	3%	97%
East West	12	2%	98%
NBH	12	2%	100%
Total	**$700**	**100%**	**100%**

Senior Notes Holders

Holder	Amount	% of Total	Cum. %
Northern Trust	$31	7%	7%
La Francaise des Placement Sas	20	5%	12%
Hotchkis and Wiley	18	4%	16%
Guggenheim Partners	14	3%	20%
Fideuram	10	2%	22%
UBS AG	8	2%	24%
State Street Corp	6	1%	25%
Allianz SE	5	1%	26%
Morgan Stanley	4	1%	27%
BlackRock	4	1%	28%
Top 10 Holders	**$121**	**28%**	**28%**
Other Identified Holders	39	9%	38%
Identified Holders	**$160**	**38%**	**38%**
Other Holders	265	62%	100%
Total	**$425**	**100%**	**100%**

Source: Bloomberg; as of January 17, 2019

1. Assumes pro rata step-down from total commitments of $900 million on March 8, 2017

EVERCORE 4 AMID

Preliminary Draft Subject to Change Debt Considerations Illustrative 2L Notes Analysis ($ in millions, except per unit amounts) The analysis below assumes AMID issues $350 million 11.0% 2L Notes on March 31, 2019 and AMID divests its Natural Gas Transportation assets on July 1, 2019 for $207.0 million in cash (10.0x 2019E EBITDA) and utilizes proceeds to repay Natural Gas Transportation asset-level debt ($85.8 million as of June 30, 2019) with remaining proceeds utilized to repurchase AMID’s 2021 8.500% Senior Notes Annual Interest Expense Distributable Cash Flow $125.1 $124.8 $88.1 $86.6 $89.2 $120.5 $121.5 $80.2 $114.7 $116.6 $73.5 $72.4 $73.1 $105.9 $107.0 $67.1 $68.0 $105.6 $105.0 $65.6 $52.6 $93.6 $94.5 $51.0 2019E 2020E 2021E 2019E 2020E 2021E Distributable Cash Flow Per Unit (As-Converted Basis)2 Covenant Total Consolidated Leverage 3 4 4.6x 4.7x 4.6x $1.49 $1.51 $1.48 $1.48 4.4x 4.6x 4.3x 4.4x 4.2x 4.2x 4.0x $1.32 $1.33 $1.32 $1.35 4.0x $1.26 $1.26 3.6x $1.08 $1.09 2019E 2020E 2021E 2019E 2020E 2021E AMID Financial Projections AMID Financial Projections – 2L Notes Issued in 2019 AMID Financial Projections – Sale of Natural Gas Transportation1 AMID Financial Projections – Sale of Natural Gas Transportation and 2L Notes Issued in 20191 1. Assumes sale of Natural Gas Transportation Assets on June 30, 2019 2. Assumes conversion of Series A-1, Series A-2 and Series C Preferred Units convert into 23,359,144 common units and 679,290 common units are issued per quarter beginning in Q4 2018 for accrued and unpaid distributions on an as-converted basis 3. Includes the full-year impact of the sale of Natural Gas Transportation on EBITDA 4. EBITDA calculation for covenant compliance adjusted for non-recurring corporate expenses, material project adjustments and forecasted transaction expenses 5Preliminary Draft Subject to Change Debt Considerations AMID Financial Projections ($ in millions, except per unit amounts) AMID Financial Projections For the Years Ending December 31, CAGR 2018E SQ1 2019E 2020E 2021E 2022E 2023E 2019E - 2023E EBITDA $161.6 $212.4 $203.8 $194.3 $184.7 $170.9 (4.3%) Less: Interest Expense (73.5) (67.1) (68.0) (69.1) (67.1) Less: Maintenance Capital Expenditures (18.5) (11.6) (11.6) (11.8) (12.7) Distributable Cash Flow $120.5 $125.1 $114.7 $103.7 $91.1 (5.4%) DCF / LP Unit – As Converted2 $1.49 $1.48 $1.32 $1.16 $0.99 (8.0%) Cash $-- $-- $-- $-- $-- $-- Revolving Credit Facility 517.1 507.6 432.7 356.6 279.1 214.1 8.50% Senior Notes 425.0 425.0 425.0 -- -- -- 11.00% Senior Notes -- -- -- 425.0 425.0 425.0 Letters of Credit 39.0 49.0 49.0 49.0 49.0 49.0 Non-Recourse Notes 87.8 83.7 79.6 73.3 66.7 60.0 Total Net Debt $1,068.9 $1,065.3 $986.3 $903.8 $819.8 $748.1 First Lien Leverage 3.2x 2.5x 2.2x 1.9x 1.6x 1.3x Total Secured Leverage 3.2 2.5 2.2 1.9 1.6 1.3 Covenant Total Consolidated Leverage 5.8 4.6 4.4 4.2 4.0 4.0 Assumes existing Senior Notes due 2021 are refinanced in June 2021 at 11.0% Source: AMID Management 1. Pro forma for sale of Marine and Refined Product Terminals 2. Assumes conversion of Series A-1, Series A-2 and Series C Preferred Units convert into 23,359,144 common units and 679,290 common units are issued per quarter beginning in Q4 2018 for accrued and unpaid distributions on an as-converted basis 6

Preliminary Draft Subject to Change Debt Considerations AMID Financial Projections – Sale of Natural Gas Transportation ($ in millions, except per unit amounts) Assumes AMID divests its Natural Gas Transportation assets on July 1, 2019 for $207.0 million in cash (10.0x 2019E EBITDA) and utilizes proceeds to repay Natural Gas Transportation asset-level debt ($85.8 million as of June 30, 2019) with remaining proceeds utilized to repurchase AMID’s 2021 8.500% Senior Notes Sources and Uses Sources Uses Sale of Natural Gas Transportation $207.0 Payment of Non-Recourse Notes $85.8 Repayment of 8.50% 2021 Senior Notes 115.5 8.50% 2021 Senior Notes Call Premium 5.1 Non-Recourse Notes Change of Control Premium 0.6 Total $207.0 Total $207.0 AMID Financial Projections – Sale of Natural Gas Transportation on June 30, 2019 For the Years Ending December 31, CAGR 1 2 2018E SQ 2018E PF 2019E 2020E 2021E 2022E 2023E 2019E - 2023E EBITDA $161.6 $161.6 $212.4 $203.8 $194.3 $184.7 $170.9 Less: Natural Gas Transportation EBITDA (27.5) (10.1) (21.1) (21.5) (22.3) (22.3) Pro Forma EBITDA $134.1 $202.3 $182.7 $172.9 $162.4 $148.6 Plus: Corporate G&A Savings 1.4 2.9 2.9 2.9 2.9 Less: Interest Expense (73.5) (67.1) (68.0) (69.1) (67.1) Plus: Interest Expense Savings 7.9 14.5 17.0 19.0 19.2 Less: Maintenance Capital Expenditures (18.5) (11.6) (11.6) (11.8) (12.7) Plus: Natural Gas Transportation Maintenance Capital Expenditures 1.9 3.5 3.5 3.5 3.5 Distributable Cash Flow $121.5 $124.8 $116.6 $106.9 $94.4 (6.1%) DCF / LP Unit – As Converted3 Assumes $115.5 million repayment $1.51 $1.48 $1.35 $1.19 $1.02 (9.3%) Cash of 8.500% Senior Notes due 2021 $-- $-- $-- $-- $-- $-- $-- Revolving Credit Facility net of $5.2 million call premium after 517.1 517.1 500.9 421.1 328.4 241.3 166.3 8.50% Senior Notes repaying $85.8 million in non- 425.0 309.5 309.5 309.5 -- -- -- recourse debt and the associated 11.00% Senior Notes -- -- -- -- 309.5 309.5 309.5 $0.6 million change of control Assumes existing Letters of Credit 39.0 39.0 49.0 49.0 49.0 49.0 49.0 premium in July 2019 Senior Notes due 2021 Non-Recourse Notes 87.8 -- -- -- -- -- -- are refinanced in June Total Net Debt $1,068.9 $865.6 $859.4 $779.6 $686.9 $599.8 $524.8 2021 at 11.0% First Lien Leverage4 3.2x 3.9x 2.7x 2.3x 1.9x 1.5x 1.1x Total Secured Leverage4 3.2 3.9 2.7 2.3 1.9 1.5 1.1 Covenant Total Consolidated Leverage4 5.8 6.2 4.3 4.0 3.6 3.3 3.1 Source: AMID Management 1. Pro forma for sale of Marine and Refined Product Terminals 2. Pro forma for sale of Marine and Refined Product Terminals and Natural Gas Transportation Assets 3. Assumes conversion of Series A-1, Series A-2 and Series C Preferred Units convert into 23,359,144 common units and 679,290 common units are issued per quarter beginning in Q4 2018 for accrued and unpaid distributions on an as-converted basis 4. Includes full-year impact of the sale of Natural Gas Transportation Assets on EBITDA 7Preliminary Draft Subject to Change Debt Considerations AMID Financial Projections – 2L Notes Issued in 2019 ($ in millions, except per unit amounts) Assumes AMID issues $350 million 11.00% 2L Notes on March 31, 2019 and utilizes proceeds to repay revolving credit facility Assumes AMID issues $425 million in incremental 11.00% 2L Notes in June 2021 to repay 2021 8.50% Senior Notes Sources and Uses Sources Uses 2L Notes Issuance $350.0 Repayment of Revolving Credit Facility $343.9 2L Financing Fee 6.1 Total $350.0 Total $350.0 AMID Financial Projections – $350 million 2L Notes Issued on March 31, 2019 For the Years Ending December 31, CAGR 2018E SQ1 2018E PF1 2019E 2020E 2021E 2022E 2023E 2019E - 2023E EBITDA $161.6 $161.6 $212.4 $203.8 $194.3 $184.7 $170.9 Less: Interest Expense (73.5) (67.1) (68.0) (69.1) (67.1) Less: Incremental Interest Expense – 2L Notes (14.6) (19.5) (21.1) (22.3) (21.9) Less: Maintenance Capital Expenditures (18.5) (11.6) (11.6) (11.8) (12.7) Distributable Cash Flow $105.9 $105.6 $93.6 $81.4 $69.2 (10.1%) DCF / LP Unit – As Converted2 $1.32 $1.26 $1.08 $0.91 $0.75 (13.1%) Cash $-- $-- $-- $-- $-- $-- $-- Revolving Credit Facility 517.1 173.2 178.3 122.9 67.9 32.8 31.9 Assumes AMID issues 11.00% 2L Notes -- 350.0 350.0 350.0 775.0 754.9 712.8 8.50% Senior Notes 425.0 425.0 425.0 425.0 -- -- -- incremental $425 Letters of Credit 39.0 39.0 49.0 49.0 49.0 49.0 49.0 million 2L Notes to Non-Recourse Notes 87.8 87.8 83.7 79.6 73.3 66.7 60.0 refinance 8.50% Senior Net Debt $1,068.9 $1,075.0 $1,086.1 $1,026.5 $965.2 $903.5 $853.7 Notes due 2021 in June 2021 First Lien Leverage 3.2x 1.1x 0.9x 0.6x 0.4x 0.2x 0.2x Total Secured Leverage 3.2 3.2 2.6 2.4 4.6 4.5 4.6 Covenant Total Consolidated Leverage 5.8 5.8 4.7 4.6 4.6 4.5 4.6 Source: AMID Management Note: Assumes repurchase of 11.0% 2L Notes after full repayment of revolving credit facility 1. Pro forma for sale of Marine and Refined Product Terminals 2. Assumes conversion of Series A-1, Series A-2 and Series C Preferred Units convert into 23,359,144 common units and 679,290 common units are issued per quarter beginning in Q4 2018 for accrued and unpaid distributions on an as-converted basis 8

Preliminary Draft
Subject to Change

Debt Considerations

AMID Financial Projections – Sale of Natural Gas Transportation and 2L Notes Issued in 2019 *($ in millions)*

- Assumes AMID issues $350 million 11.00% 2L Notes on March 31, 2019 and utilizes proceeds to repay revolving credit facility
- Assumes AMID divests its Natural Gas Transportation assets on July 1, 2019 for $207.0 million in cash (10.0x 2019E EBITDA) and utilizes proceeds to repay Natural Gas Transportation asset-level debt ($85.8 million as of June 30, 2019) with remaining proceeds utilized to repay 8.50% Senior Notes due 2021
  - Assumes a 104.25% call premium to redeem 8.50% Senior Notes due 2021 on July 1, 2019
- Assumes AMID issues $309.5 million in incremental 11.0% 2L Notes in June 2021 to refinance 8.50% Senior Notes due 2021
  - Assumes a 1.75% financing fee

Sources and Uses

Sources		Uses	
2L Notes Issuance	$350.0	Repayment of Revolving Credit Facility	$343.9
Sale of Natural Gas Transportation	207.0	2L Financing Fee	6.1
		Repayment of Non-Recourse Notes	85.8
		Repayment of 8.50% Senior Notes due 2021	115.5
		8.50% Senior Notes due 2021 Call Premium	5.1
		Non-Recourse Notes Change of Control Premium	0.6
Total	$557.0	Total	$557.0

Source: Partnership filings

EVERCORE 9 AMID

Preliminary Draft
Subject to Change

Debt Considerations

AMID Financial Projections – Sale of Natural Gas Transportation and 2L Notes Issued in 2019 (cont'd)

($ in millions, except per unit amounts)

AMID Financial Projections – $350 million 2L Notes Issued on March 31, 2019 and Sale of Natural Gas Transportation on June 30, 2019

	For the Years Ending December 31,							CAGR
	2018E SQ[1]	2018E PF[2]	2019E	2020E	2021E	2022E	2023E	2019E - 2023E
EBITDA	$161.6	$161.6	$212.4	$203.8	$194.3	$184.7	$170.9	
Less: Natural Gas Transportation EBITDA		(27.5)	(10.1)	(21.1)	(21.5)	(22.3)	(22.3)	
Pro Forma EBITDA	$161.6	$134.1	$202.3	$182.7	$172.9	$162.4	$148.6	
Plus: Corporate G&A Savings			1.4	2.9	2.9	2.9	2.9	
Less: Interest Expense			(73.5)	(67.1)	(68.0)	(69.1)	(67.1)	
Plus: Interest Expense Savings – Sale of Natural Gas Transportation			7.9	14.5	17.0	19.0	19.2	
Less: Incremental Interest Expense – 2L Notes			(14.6)	(19.8)	(22.1)	(23.5)	(22.1)	
Less: Maintenance Capital Expenditures			(18.5)	(11.6)	(11.6)	(11.8)	(12.7)	
Plus: Natural Gas Transportation Maintenance Capital Expenditures			1.9	3.5	3.5	3.5	3.5	
Distributable Cash Flow			$107.0	$105.0	$94.5	$83.4	$72.3	(9.3%)
DCF / LP Unit– As Converted[3]			$1.33	$1.26	$1.09	$0.93	$0.78	(12.4%)
Cash	$--	$--	$--	$--	$--	$--	$--	
Revolving Credit Facility	517.1	173.2	171.6	111.6	46.4	24.8	23.2	
11.00% 2L Notes	--	350.0	350.0	350.0	659.5	617.5	566.2	
8.50% Senior Notes	425.0	309.5	309.5	309.5	--	--	--	
Letters of Credit	39.0	39.0	49.0	49.0	49.0	49.0	49.0	
Non-Recourse Notes	87.8	--	--	--	--	--	--	
Net Debt	$1,068.9	$871.7	$880.1	$820.1	$754.9	$691.3	$638.4	
First Lien Leverage[4]	3.2x	1.3x	0.9x	0.6x	0.3x	0.1x	0.2x	
Total Secured Leverage[4]	3.2	6.2	2.8	2.5	4.0	3.9	3.9	
Covenant Total Consolidated Leverage[4]	5.8	6.2	4.4	4.2	4.0	3.9	3.9	

Assumes $115.5 million repayment of 8.500% Senior Notes due 2021 net of $5.2 million call premium after repaying $85.8 million in non-recourse debt and the associated $0.6 million change of control premium in July 2019

Assumes AMID issues incremental $309.5 million 2L Notes to refinance 8.50% Senior Notes due 2021 in June 2021

Source: AMID Management
Note: Assumes repurchase of 11.0% 2L Notes after full repayment of revolving credit facility
1. Pro forma for sale of Marine and Refined Product Terminals
2. Pro forma for sale of Marine and Refined Product Terminals and Natural Gas Transportation Assets
3. Assumes conversion of Series A-1, Series A-2 and Series C Preferred Units convert into 23,359,144 common units and 679,290 common units are issued per quarter beginning in Q4 2018 for accrued and unpaid distributions on an as-converted basis
4. Includes full-year impact of the sale of Natural Gas Transportation Assets on EBITDA

EVERCORE 10 AMID